EXHIBIT 10.21

May 21, 2019

Re: Transition Letter Agreement (the “Letter Agreement”)

Dear [ ],

In connection with the restructuring of certain business operations of Legg Mason, Inc. (together with Legg Mason & Co., LLC (“Legg Mason” ) and its other subsidiaries and affiliates (the “Company”), your services will be an important part of the transition through your separation from Legg Mason, which is currently scheduled for January 1, 2020 (the “Separation Date”).

Accordingly, Legg Mason wishes to offer you the transitional employment terms set forth in this Letter Agreement for the period beginning on July 1, 2019 and ending on the Separation Date. As part of these terms, Legg Mason wishes to provide you with an incentive to remain employed by Legg Mason through the Separation Date (the period from July 1, 2019 through the Separation Date shall be the “Transition Period”). This, however, is not a contract or guarantee of employment through the Transition Period. Your employment remains at-will. However, if you accept this Letter Agreement you may also become eligible for a Severance Package, as discussed below.

Therefore, effective as of the date of this letter, Legg Mason offers you the following employment terms:

1.    Position and Compensation.

You will be employed by Legg Mason in your current position at your existing base salary through the Separation Date, subject to the terms and conditions of this letter.

2.    Transition Incentive Payment.

a.Legg Mason wishes to offer a cash incentive bonus to encourage you to remain actively employed with Legg Mason through the Separation Date and to devote your best efforts to ensuring that the transition is successful. During the Transition Period, you agree to reasonably cooperate in the transition including (i) continuing to satisfactorily perform your assigned job duties consistent with your position and all applicable workplace policies, and (ii) reasonably cooperating with Legg Mason to ensure the orderly transition of your job duties, responsibilities and knowledge.

b.If you do not voluntarily resign from Legg Mason and are not dismissed for Cause (as defined below) on or before the Separation Date, and subject to the provisions below, you will be eligible for a total gross cash incentive payment of [ ] (“Transition Incentive Payment”). In order to receive the Transition Incentive Payment, you must sign, prior to payment, a Severance Agreement & Release of Claims in the form attached hereto as Exhibit A. Payment of the Transition Incentive Payment will be made on the date that is sixty (60) days following the Separation Date. You may also be eligible for a Severance Package, as described in section 3.

c.In the event Legg Mason terminates your employment before the Separation Date without Cause, Legg Mason will (i) pay you an amount equal to the amount of regular base pay you would have received from the date of your dismissal through the Separation Date, and (ii) accelerate and pay to you the full Transition Incentive Payment. The benefits described in this paragraph will be provided in one lump sum payment, payable on the date that is sixty (60) days following the Separation Date. You must sign a Severance Agreement & Release of Claims in the form attached as Exhibit A in order to receive the benefits and payments described in this paragraph. For the avoidance of doubt, these payments are in addition to, and not in lieu of, your potential Severance Package.

d.In the event you are offered a comparable job from the Company and you accept that offer before the Separation Date, you will receive a pro-rated transition incentive payment calculated from July 1, 2019 through the day you accept that offer. In the event you are offered a comparable job from the Company and you decline that offer, you will continue to maintain your eligibility for the Transition Incentive Payment according to the provisions discussed above (including the requirement to sign a Waiver and Release Agreement); however, you will not be eligible for the Severance Package outlined in section 3 below. For the avoidance of doubt, the Transition Incentive Payment is in addition to, and not in lieu of, your potential Severance Package. A comparable job must be comparable in terms of locations worked from, level of seniority, compensation and job responsibilities.

e.If you take an authorized leave of absence of any kind during the Transition Period, you will be eligible to receive only a prorated Transition Incentive Payment, based on the number of full weeks that you were actively at work during the Transition Period. The term “leave of absence” does not include approved PTO, which encompasses vacation, personal time, sick days, and any other short-term paid time off. Legg Mason will compensate employees for accrued, unused PTO through their termination date, in accordance with the applicable PTO policy.

f.For purposes of this Letter Agreement, “Cause” shall mean any one or more of the following: (i) your material violation of the Restrictive Covenants set forth in Section 4 of this Agreement, (ii)your material breach of any material obligation to the Company or your duty of loyalty to the Company, (ii) willful misconduct that is materially injurious to Legg Mason, or to any other entity within the Company, monetarily or otherwise; (iv) material violation of, or willful act or failure to act which causes the Company to be in violation of, any government statute or regulation, or of the constitution, by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization, or of the policies of the Company; (v) the entering of an order or decree or the taking of any similar action with respect to which you are substantially impaired from performing your duties or makes you ineligible from being associated with the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended, or Section 203(f) of the Investment Advisers Act of 1940, as amended; (vi) your conviction of a felony; (vii) your willful failure to devote substantially all professional time to assigned duties and to the business of the Company other than when on approved PTO or an approved leave of absence; (vii) your gross misconduct or gross negligence in the performance of duties; (ix) your failure to remain licensed to perform duties or other act, conduct or circumstance which renders you ineligible for employment with Legg Mason; or; (x) your material misconduct or material dishonesty in connection with your employment, including any material breach or violation of the company’s policies and procedures as set forth in the Employee Handbook and Code of Conduct, including all provisions related to discrimination, harassment, and retaliation. In order for any termination to be for “Cause” hereunder other than pursuant to clause (v) or (vi), Legg Mason must provide you written notice of the grounds for a Cause termination and you must fail to materially cure such grounds within 15 days following your receipt of such notice.

g.It is possible that Legg Mason may desire to extend temporarily your employment, in the same or similar position, beyond the Separation Date. You will be given reasonable notice prior to the Separation Date should Legg Mason wish to extend your service. If you are asked to extend your service, whether you accept or decline, you will still be entitled to the Transition Incentive Payment payable following the original Separation Date as described above, as well as the other benefits sets forth in this Letter Agreement provided you work through the Separation Date and meet all other conditions described in this Letter Agreement.

3.    Severance Package.

You may be eligible for severance pay and related benefits (collectively, the “Severance Package”), in accordance with the Severance Agreement and Release of Claims, which is attached hereto as Exhibit A and sets forth the Severance Package and the terms and conditions thereof. You will receive the Severance Package if you (i) complete the full Transition Period through the Separation Date or are involuntarily terminated other than for “Cause” (as defined in section 2(e) above) ; and (ii) sign, at the conclusion of your employment, the Severance Agreement and Release of Claims attached as Exhibit A.

4.    Restrictive Covenants. As an inducement to Legg Mason to enter into this Agreement, and as a condition of your eligibility for the benefits described in this Agreement and to preserve the goodwill associated with the business of Legg Mason, you agree that, during the Restricted Period, you will not, directly or indirectly, for yourself or on behalf of a third party, solicit or induce any employee of Legg Mason to terminate his/her employment or to become employed elsewhere. Restricted Period” shall mean the period beginning on the date of this Letter Agreement and continuing until the 12-month anniversary of your termination of employment with Legg Mason (regardless of the reason for such termination). This paragraph applies in lieu of any other noncompetition or non-solicitation covenants in any other agreement between you and Legg Mason, and any other such covenants are hereby cancelled, other than the Severance Agreement and Release of Claims.

You further agree that you will not disparage, defame, or otherwise represent in a negative light Legg Mason or its related entities and any of their officers or employees, services, products, or processes, provided that this restriction does not apply to normal competitive-type statements. Legg Mason agrees that it will instruct its executive officers not to disparage, defame, or otherwise represent you in a negative light. This agreement does not bar you or Legg Mason officers from communicating truthfully with a government agency or testifying, assisting or participating in any governmental investigation, proceeding or hearing conducted by a government agency, including by providing documents or other information.

By entering into this Letter Agreement, you acknowledge that the covenants set forth in this section 4 are reasonable and properly required for the adequate protection of the interests of the Company, including the Company’s goodwill, confidential information, and intellectual property, and such covenants represent only a limited restraint and allow you to pursue your livelihood and occupation without unreasonable or unfair restrictions. However, if any restriction set forth in this section 4 is found by any adjudicator of competent jurisdiction to be unenforceable (for example, because it extends for too long a period of time), this Letter Agreement shall be deemed amended solely to the extent necessary to render the otherwise unenforceable restriction, and the rest of the Letter Agreement, valid and enforceable.

5. Employment-At-Will.

Nothing contained in this Letter Agreement shall be construed as a promise of continuous employment for any definite term, including, without limitation, for the Transition Period. The employment relationship remains “at-will,” which affords either you or Legg Mason the right to terminate the employment relationship at any time for any or no reason not expressly prohibited by law.

6.    Principles of Employment.

Your employment is subject to all provisions outlined in the Employee Handbook applicable to you, including the Code of Conduct. All employees have been provided an Employee Handbook and the Code of Conduct.

7.    Taxes.

All compensation and benefits described in this Letter Agreement will be subject to applicable tax and other withholdings and deductions. The provisions of this Letter Agreement are intended to be exempt from, or to comply with, Section 409A of the Internal Revenue Code (“Section 409A”). However, nothing in this Letter Agreement shall be interpreted to transfer liability for any tax from you to Legg Mason, the Company or any other individual or entity. If, upon your separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A, payable as a result of your separation from service, and would otherwise be paid within six months after your separation from service will instead be paid, without interest, in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)). Notwithstanding anything to the contrary in this Agreement, if the period of time during which you have discretion to sign or revoke this Agreement bridges two calendar years, any compensation or benefits subject to Section 409A and contingent on your signing and not revoking this Agreement will be paid in the second year regardless of when you sign this Agreement and, you will have no right or ability to dictate the year of payment for any compensation or benefits under this Agreement. By signing this Letter Agreement you acknowledge and agree that Legg Mason does not make any representation as to the tax consequences of any compensation or benefits and that you are solely responsible for any income, employment or other taxes imposed on you with respect to any and all compensation or other benefits provided to you.

8.    Governing Law and Dispute Resolution.

a.This Letter Agreement will be interpreted and enforced in accordance with the laws of the State of Maryland.

b.    In the event that you bring a legal action, or any dispute, claim or controversy relating to this Letter Agreement, your employment or the termination thereof, against the Company or any party connected to the Company, you agree that, at the option of Legg Mason, you will submit to arbitration. If you are associated in any capacity with a registered broker-dealer, you agree to arbitrate under the Constitution and Rules of the Financial Industry Regulatory Authority, Inc. If you are not associated with a registered broker-dealer, or the FINRA Arbitration forum is not otherwise available to you, you agree to arbitrate under the auspices of the American Arbitration Association (“AAA”) in the location of Legg Mason’s choosing pursuant to the AAA’s employment arbitration rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.

c.    You agree that any breach or threatened breach of your obligations in section 4 of this Letter Agreement will cause the Company substantial and irrevocable damage for which it would have no adequate remedy and thus agree that, in addition to all other remedies that may be available, Legg Mason shall be entitled to a temporary or permanent injunction or other equitable relief against any such breach or threatened breach, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

9.    Acknowledgements.

By your signature below, you acknowledge that you have read this Letter Agreement, understand the terms and conditions for your continued employment during the Transition Period, and agree to be bound by those terms and conditions. You further understand that, unless you are terminated for Cause, resign or receive another job offer from Legg Mason, you will receive a separate Severance Agreement at a later date, which will outline the separate terms describing your eligibility for the Severance Package and that, in order to receive a Transition Incentive Payment, and/or the Severance Package, you must sign a Waiver and Release Agreement. The terms and conditions of this Letter Agreement may be amended only in writing signed by you and a duly authorized representative of Legg Mason.

Please sign and return this letter to me within seven (7) days of receipt . Please note that if you do not return the signed letter within seven (7) days, the offer described here shall be null and void unless Legg Mason determines otherwise.

Sincerely,

Joseph A. Sullivan
Chairman & CEO
LEGG MASON & CO., LLC

So acknowledged and agreed:

Name: ____________________________________        Date: _______________

EXHIBIT A

Re:    Severance Agreement and Release of Claims
Dear [ ],
This letter sets forth the terms pertaining to the termination of your employment by Legg Mason & Co., LLC, a subsidiary of Legg Mason, Inc. (collectively, along with all Legg Mason, Inc. subsidiaries and affiliates, “Legg Mason”) in connection with a reduction in force and the elimination of your position, which termination is effective as of [January 1, 2020] (the “Separation Date”). We hope that your separation from Legg Mason can occur as smoothly as possible for you and for Legg Mason.
As outlined in your Transition Agreement Letter , you will be paid through the Separation Date and you will receive your final paycheck on the next regular payroll date following the Separation Date. You will also receive any accrued but unused paid time off to which you may be entitled at that time. If you are enrolled in Legg Mason’s medical, dental and/or vision plan as of the Separation Date, your active coverage will end on the last day of the month in which the Separation Date occurs and you will be eligible for COBRA continuation coverage, as described below.
I am authorized to offer you the following severance package, contingent upon your agreeing to all terms and release provisions below. This offer does not become effective until the Separation Date. Accordingly, you may not sign this Severance Agreement and Release of Claims (the “Agreement”) prior to the Separation Date.
As described in your Transition Letter Agreement, dated May 21, 2019, you are also eligible for a “Transition Incentive Payment” in the amount of [$ ], if you sign and do not revoke this Agreement.
1.In consideration of your agreement to and compliance with the terms provided in this Agreement, Legg Mason will provide you with the following Severance Package, provided that you sign and do not revoke this Agreement and that you have remained employed through the Separation Date:

a.
Legg Mason will pay you severance pay in the amount of [$ ] (“the Severance Payment”). This payment will be less any applicable taxes and other deductions required by law and will be paid in a lump sum on the date that is sixty (60) days following the Separation Date.

b.
You will be eligible for career transition outplacement services (the “Outplacement Benefit”). Information regarding the Outplacement Benefit will be mailed to your home address within two (2) weeks after you have signed and returned this Agreement.  Please contact us if you do not receive this information.  You will have three (3) months to make initial contact with the outplacement services vendor to take advantage of the Outplacement Benefit.

c.
You will receive a COBRA subsidy equal to 100% of the applicable COBRA premium for you and any of your dependents who were enrolled in the applicable plans as of your Separation Date, for six months (the “COBRA Subsidy”), provided that: (1) you are enrolled in Legg Mason’s medical, dental, and/or vision coverage at time of termination, (2) you affirmatively elect continuation coverage under COBRA and return the required forms to the COBRA administrator, and (3) you remain eligible for COBRA coverage. Notwithstanding the foregoing, if at any time the Legg Mason determines that its partial subsidy of your premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the subsidized premiums described above, Legg Mason shall instead pay a fully taxable monthly cash payment in an amount such that, after payment by you of all taxes on such payment, you retain an amount equal to Legg Mason’s portion of the applicable premiums for such month, with such monthly payment being made on the last day of each month.

d.
All of your options to purchase shares of Legg Mason Common Stock, pursuant to the 1996 Equity Incentive Plan Non-Qualified Stock Option Agreements (each a “Stock Option Agreement”) shall continue to vest under the terms and conditions set forth in the Stock Option Agreement(s) as if your employment continued through the expiration date under the applicable Stock Option Agreement. Provided that all terms and conditions of this Agreement are satisfied, this Section 1(d) amends Sections 3(c) and 4(c) of each Stock Option Agreement.

e.
All of your Performance Share Units (as defined under each of the Legg Mason, Inc. 1996 Equity Incentive Plan Performance Share Unit Award Agreement and the2017 Equity Incentive Plan - Performance Share Unit Award Agreement (each, a “PSU Plan”) shall continue to vest on the schedule (and subject to the same performance goals) set forth in the applicable PSU Plan and will pay out as if your employment continued until the end of the applicable performance period. Provided that all terms and conditions of this Agreement are satisfied, this Section 1(e) amends Section 2(f) of your PSU Plan.

f.	All of your Restricted Share Units in Legg Mason shall fully vest as of the Separation Date and be fully settled on the date that is sixty (60) days following the Separation Date.

You understand and agree that if, before the Severance Payment is remitted to you, you accept a position with Legg Mason or any subsidiary of Legg Mason, Inc., you will no longer be entitled to the Severance Package in paragraph 1 but the other provisions of this Agreement will remain in place and be enforceable. You further understand and agree that if you accept a position with Legg Mason or any subsidiary of Legg Mason, Inc. within 30 days following receipt of the Severance Payment, Legg Mason shall be entitled, at its discretion, to repayment of all or a portion of the Severance Payment. Acceptance of a position with Legg Mason within 30 days following receipt of the Severance Payment will also result in forfeiture of the Outplacement

Benefit and COBRA Subsidy. However, as long as you sign and do not revoke this Agreement, you will remain eligible for the Transition Incentive Payment.
2.Except as expressly set forth in this Agreement, you will be entitled to no other benefits or further compensation from Legg Mason. Except as described in Sections 1.d.,1.e., and 1.f., nothing in this Agreement will be deemed to affect the distribution, vesting or forfeiture of (i) your account, if any, under the Legg Mason & Co., LLC Profit Sharing and 401(k) Plan and Trust; (ii) equity awards, including vested but deferred awards, received by you, if any, under the Legg Mason, Inc. 1996 Equity Incentive Plan; (iii) equity awards, including vested but deferred awards, received by you, if any, under the Legg Mason, Inc. 2017 Equity Incentive Plan; or (iv) amounts owed to you, if any, in the Legg Mason & Co., LLC Deferred Compensation/Phantom Stock Plan and Phantom Fund Plan, all of which shall be governed by the terms of the applicable plans and related documents thereunder. In addition, nothing herein affects your rights to indemnification with respect to your period of service with Legg Mason or directors’ and officers’ liability insurance coverage.

3.In connection with your employment with Legg Mason or its related entities, you have had access to information of a nature not generally disclosed to the public. You agree to maintain the confidentiality of, and not use for any purpose, any proprietary and confidential client information obtained during your employment with Legg Mason or its related entities, as well as to keep confidential, and not use for any purpose, any business, personnel, proprietary or trade secret information in your possession pertaining to Legg Mason or its related entities or the employees, services, products or processes of any of these entities. By signing below, you certify that you have (i) returned to Legg Mason any and all such confidential and/or proprietary information, information containing trade secrets, and all other materials, documents or property belonging to the Legg Mason, including without limitation: files, records, manuals, books, notes, reports, software and hardware, laptops, printers, computers, tablets, cell phones, keys, equipment, identification cards, access cards, credit cards, mailing lists, computer print-outs, computer data, passwords, computer disks and tapes, and remote computer access key fobs, in the same condition the property was in at the time it was issued to you; (ii) not retained any copies of any confidential and/or proprietary information, information containing trade secrets, and/or any other materials, documents or property belonging to Legg Mason, and (iii) deleted all confidential and/or proprietary information, information containing trade secrets, and/or any other materials, documents or property belonging to Legg Mason from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices. Notwithstanding the foregoing, you will not delete or destroy any information or data subject to an outstanding litigation hold on your Separation Date without the express permission of the General Counsel of Legg Mason or his designee. In addition, nothing herein restricts your right to retain a copy of your rolodex or electronic contacts list.

Nothing herein shall be construed to limit or prohibit you from reporting possible violations of federal or state law or regulations to, or filing a charge or complaint with, any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or the Equal Employment Opportunity Commission (each, a “Government Agency”), or making other disclosures that are protected under federal or state “whistleblower” laws or regulations. Nothing herein limits your right to receive an award for information provided to a Government Agency.

You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
You are further notified that if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the employer's trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.
4.To the extent that this Agreement has not been filed with, or publicly disclosed in a filing to, the Securities and Exchange Commission, you agree not to disclose any information concerning the existence or terms of this Agreement to anyone other than your attorney, tax advisor or immediate family members, whom you must direct to maintain the confidentiality of this information as well. This clause does not bar you from disclosing the terms of this Agreement in any governmental investigation, proceeding or hearing conducted pursuant to law.

5.In exchange for the consideration in the form of the Severance Package and Transition Incentive Payment provided by Legg Mason in this Agreement, you agree to release and forever discharge Legg Mason as well as its stockholders, parents, subsidiaries, and other related enterprises, and all of those entities’ stockholders, directors, officers, employees, agents, insurers, employee benefit plans, fiduciaries, administrators, and successors (past, present and future) (hereinafter “Legg Mason Releasees”) from any and all rights, demands, causes of action, complaints, contracts and other claims whatsoever, in law or in equity, which you, your heirs, successors, assigns and any personal or legal representatives have or may have against the Legg Mason Releasees, including all known, unknown, undisclosed and unanticipated claims occurring before and including the effective date of this Agreement.  This includes, but is not limited to, rights and claims which may arise out of or are in any way related to your employment by Legg Mason and the termination of your employment and further includes, without limitation, rights and claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Worker Benefits Protection Act (“OWBPA”), the Equal Pay Act, the National Labor Relations Act (“NLRA”), the Employee Retirement Income Security Act (“ERISA”) and any employee benefit plan sponsored by Legg Mason which is not subject to ERISA, the Americans with Disabilities Act (“ADA”) as amended by the Americans with Disabilities Act Amendments Act (“ADAAA”), the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the False Claims Act, The Labor Management Relations Act, the Sarbanes Oxley Act of 2002, the Genetic Information Nondiscrimination Act (“GINA”), the Worker Adjustment and Retraining Notification Act (“WARN”), and any other federal, state and local laws, regulations and ordinances prohibiting bias and/or employment discrimination.  This also includes, but is not limited to, claims for violation of Legg Mason’s policies; wrongful, constructive, or retaliatory discharge; breach of contract or covenant, oral and written, express and implied; common law, and alleged torts; furthermore, this includes a release for any costs or attorneys’ fees you may have incurred.

Notwithstanding the general release above, you do not waive any rights or claims that may arise after your and Legg Mason’s execution of this Agreement, claims that may arise as a result of this Agreement, or claims that may not be waived as a matter of law.  You do not waive or release any rights and claims that you may have under the Age Discrimination in Employment Act, as amended, which arise after the effective date of this Agreement.  You do not waive rights to unemployment or workers compensation benefits or your right to any payments or benefits provided by or preserved by this Agreement.
This release does not prohibit you from filing a charge with any government administrative agency (such as the Equal Employment Opportunity Commission), or testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, other than an award for information provided to a Government Agency, you waive the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by any government agency or individual on your behalf.  You agree that if there is any complaint currently pending in any court, arbitral forum, or other adjudicative body in which you personally seek reinstatement, damages or other remedies relating to any claim that is covered by this General Release, you will immediately file a dismissal with prejudice of such claim or remedy.
6.Except as otherwise stated herein, you agree and covenant not to file any suit, complaint, charge, claim, grievance or demand for arbitration against any of the Releasees in any court, administrative agency, commission or other forum with regard to any claim, demand, liability or obligation arising out of your employment with Legg Mason or separation from employment You further represent that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with Legg Mason or separation from employment. You further understand that you are not giving up your right to challenge: (a) Legg Mason’s failure to comply with its promises to make payment and provide benefits under this Agreement; or (b) your right to any vested benefits to which you are entitled.

7.In accordance with the requirements of the ADEA, as amended by the OWBPA, the following information is provided:

a.
Time to consider this Agreement. You acknowledge that you have been provided with a copy of this Agreement and have been given forty-five (45) days in which to review and consider the Agreement. You may sign and return the Agreement sooner if you prefer. Any changes, whether material or immaterial, that might be made to this Agreement after it is provided to you shall not extend or restart the forty-five (45) day consideration period.

b.	Attorney counsel. You are advised to consult with an attorney prior to signing this Agreement.

c.
Revocation. You acknowledge that you have a period of seven (7) calendar days following the signing of this Agreement to revoke this Agreement. Any such revocation of the Agreement must be made by you and delivered to Patricia

Lattin, Legg Mason, 100 International Drive, Baltimore, MD, 21202, and received prior to the end of the revocation period. Any revocation hereunder shall not affect the termination of your employment from Legg Mason. However, if you revoke this Agreement, you will not receive the Severance Package or Transition Incentive Payment.

d.
When the terms become effective. The terms of the Agreement shall become final and binding only upon expiration of the revocation period provided in subparagraph 7(c) above. In other words, the effective date of this Agreement will be the 8th calendar day after you sign the Agreement, provided that you have not revoked the Agreement during the revocation period. No payments shall be made under this Agreement until the Agreement becomes final and binding upon the parties.

e.	Information concerning Severance Program. You acknowledge receipt of the following information (attached as Exhibits A and B and made a part of this Agreement):

(i)	a description of the class, unit or group of individuals that is covered by the Severance Program, and eligibility factors and time limits if any (Exhibit A); and

(ii)	the job classifications and ages of all individuals selected for the Program, and the ages of all individuals in the same job classification not selected for the Program (Exhibit B).

8.Both parties agree that neither this Agreement nor the payment of the Severance Package or Transition Incentive Payment is an admission by the Legg Mason Releasees of any liability, wrongdoing or unlawful conduct of any kind.

9.You acknowledge that during your employment, you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits (including insurance benefits) to which you may be entitled, and that no other compensation, wages, bonuses, commissions and/or other benefits are due to you, except as provided for or acknowledged in this Agreement.  You further represent that you have abided by Legg Mason’s policies and procedures during the course of your employment.  You understand and agree that if Legg Mason learns that these representations are not accurate, Legg Mason has the right to immediately cease its payment of the Severance Package and Transition Incentive Payment and recoup any payments made pursuant to this Agreement.

10.You agree that you will not disparage, defame, or otherwise represent in a negative light Legg Mason or its related entities and any of their officers or employees, services, products, or processes, provided that this restriction does not apply to normal competitive-type statements. Legg Mason agrees that it will instruct its executive officers not to disparage, defame, or otherwise represent you in a negative light. This agreement does not bar you or Legg Mason executive officers from communicating truthfully with a Government Agency or testifying, assisting or participating in any governmental investigation, proceeding or hearing conducted by a Government Agency, including by providing documents or other information.

11.In the event that you bring a legal action, or any dispute, claim or controversy relating to this Agreement, your employment or the termination thereof, against any Legg Mason Releasees you agree that, at the option of Legg Mason, you will submit to arbitration. If you are associated in any capacity with a registered broker-dealer, you agree to arbitrate under the Constitution and Rules of the Financial Industry Regulatory Authority, Inc. If you are not associated with a registered broker-dealer, or the FINRA Arbitration forum is not otherwise available to you, you agree to arbitrate under the auspices of the American Arbitration Association (“AAA”) in the location of Legg Mason’s choosing pursuant to the AAA’s employment arbitration rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.

12.You acknowledge that you have been involved in several projects or tasks which may not have been completed as of the effective date of this Agreement, and, if requested by Legg Mason, you will reasonably cooperate with Legg Mason in accomplishing an orderly transition of your responsibilities, and, in exchange for the Severance Package, will provide reasonable assistance to Legg Mason in connection with matters that may arise out of your performance of your duties and responsibilities during your employment for a period of six months following the Separation Date.  Such assistance shall be limited to responding to questions either via telephone or electronic means and shall not unreasonably interfere with your post-separation endeavors. In addition, to the extent such assistance is related to a litigation, governmental investigation or similar matter, Legg Mason will provide you an attorney at its sole cost or reimburse your reasonable legal fees.

13.As an inducement to Legg Mason to enter into this Agreement, and as a condition of your eligibility for the benefits described in this Agreement and to preserve the goodwill associated with the business of Legg Mason, you agree that, during the Restricted Period, you will not, directly or indirectly, for yourself or on behalf of a third party, solicit or induce any employee of Legg Mason to terminate his/her employment or to become employed elsewhere. “Restricted Period” shall mean the period beginning on the date of this Letter Agreement and continuing until the 12-month anniversary of your termination of employment with Legg Mason (regardless of the reason for such termination). This paragraph applies in lieu of any other noncompetition or non-solicitation covenants in any other agreement between you and Legg Mason, and any other such covenants are hereby cancelled.

By entering into this Agreement, you acknowledge that the covenants set forth herein are reasonable and properly required for the adequate protection of the interests of Legg Mason, including Legg Mason’s goodwill, confidential information, and intellectual property, and such covenants represent only a limited restraint and allow you to pursue your livelihood and occupation without unreasonable or unfair restrictions. However, if any restriction set forth in this Agreement is found by any adjudicator of competent jurisdiction to be unenforceable (for example, because it extends for too long a period of time), this Agreement shall be deemed amended solely to the extent necessary to render the otherwise unenforceable restriction, and the rest of the Agreement, valid and enforceable.

14.You acknowledge that, at some point in the future, litigation may arise either directly or tangentially relating to your employment at Legg Mason. You agree to appear without the need for a subpoena to provide deposition testimony and testify at trial and/or arbitration in connection with any such litigation. You also agree to cooperate in providing documents and information necessary to assist in the defense or prosecution of any such case, including telephone calls and meetings with Legg Mason counsel. If applicable, reasonable travel expenses will be paid by Legg Mason.

15.You agree that the provisions of paragraphs 3, 4, 5, 6, 8, 9, 10, 11, 12, 13 and 14 constitute material inducements to Legg Mason for the additional consideration being paid hereunder and that any material breach of these provisions that is not cured by you within a reasonable period of time following written notice from Legg Mason shall constitute a material breach of this Agreement entitling Legg Mason to a return of the consideration paid by Legg Mason to the extent permitted by applicable law, as well as to any claim for any further damages caused by such breach. In addition, Legg Mason may seek injunctive relief to prevent further breaches of these provisions.

16.If any portion of this Agreement is deemed to be invalid by an administrative agency, court, arbitrator, or other person or body deciding a dispute between the parties hereto, the parties intend and agree that the portion of the Agreement that is deemed invalid shall be severed from the Agreement, and that the remainder of the Agreement shall be valid and binding and interpreted in such a manner as respects the wishes of the Parties as much as possible; provided, however, that if such decision is made invalidating all or any part of Paragraph 5 of this Agreement (other than the release and waiver under the Age Discrimination in Employment Act) due to a challenge, claim or request submitted by you, then this entire Agreement shall be deemed null and void and you will be obligated to return to Legg Mason the Severance Package and Transition Incentive Payment to the extent permitted by applicable law.

17.This Agreement sets forth the entire agreement and understanding between the parties and supersedes any and all prior agreements or understandings pertaining to your employment or the termination thereof with the exception of any confidentiality agreements between you and Legg Mason or its related entities, as well as post termination obligations as set forth in the Employee Handbook, which shall remain binding. This Agreement may be modified only in writing and shall be binding upon and inure to the benefit of you, Legg Mason and the respective heirs, executors, successors and assigns of each. Your signature to this Agreement will confirm that you are not relying upon any representations or statements made by Legg Mason or any of its agents, except as set forth herein.

18.All compensation and benefits described in this Agreement will be subject to applicable tax and other withholdings and deductions. The provisions of this Agreement are intended to be exempt from, or to comply with, Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be interpreted consistent with that intent. Notwithstanding anything to the contrary in this Agreement, if the period of time during which you have discretion to sign or revoke this Agreement bridges two calendar years, any compensation or benefits subject to Section 409A and contingent on your signing and not revoking this Agreement will be paid in the second year regardless of when you sign this Agreement and, you will have no right or ability to dictate the year of payment for any compensation or benefits under this Agreement. By signing this Agreement you acknowledge and agree that Legg Mason does not make any representation as to the tax consequences of any compensation or benefits and that you are solely responsible for any income, employment or other taxes imposed on you with respect to any and all compensation or other benefits provided to you. Nothing contained herein shall be deemed to alter the time or manner of any payment, benefit or amount that is deemed to be deferred compensation that is subject to Section 409A, if applicable. By signing this Agreement you acknowledge and agree that Legg Mason does not make any representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable), and that you are solely responsible for any and all income, employment or other taxes imposed on you with respect to any and all compensation or other benefits provided to you. If, upon your separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A, payable as a result of your separation from service, and would otherwise be paid within six months after your separation from service will instead be paid, without interest, in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

19.Legg Mason shall maintain, for your benefit, director and officer liability insurance in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by Legg Mason for any other officer or director. In addition, you shall be indemnified by Legg Mason against liability for claims against you as an officer of the Company and shall be entitled to prompt advancement of expenses (including without limitation attorney’s fees), in each case to the fullest extent permitted by applicable law and Legg Mason’s governing documents. Your rights under this paragraph shall continue so long as you may be subject to such liability.

20.This Agreement will be interpreted and enforced in accordance with the laws of the State of Maryland.

21. In the event that you bring a legal action, or any dispute, claim or controversy relating to this Letter Agreement, your employment or the termination thereof, against Legg Mason or any party connected to Legg Mason, you agree that, at the option of Legg Mason, you will submit to arbitration. If you are associated in any capacity with a registered broker-dealer, you agree to arbitrate under the Constitution and Rules of the Financial Industry Regulatory Authority, Inc. If you are not associated with a registered broker-dealer, or the FINRA Arbitration forum is not otherwise available to you, you agree to arbitrate under the auspices of the American Arbitration Association (“AAA”) in the location of Legg Mason’s choosing pursuant to the AAA’s employment arbitration rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.

22.You agree that any breach or threatened breach of your obligations in section 4 of this Letter Agreement will cause Legg Mason substantial and irrevocable damage for which it would have no adequate remedy and thus agree that, in addition to all other remedies that may be available, Legg Mason shall be entitled to a temporary or permanent injunction or other equitable relief against any such breach or threatened breach, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

23.You are advised to consult with an attorney prior to signing this Agreement. If you wish to accept this offer, please sign and return the enclosed copy of this letter in the enclosed postage paid envelope. You must not execute this Agreement prior to the Separation Date (i.e., January 1, 2020). While I hope that you will accept this offer promptly, it will remain open for 45 days after your receipt of this letter. On the 46th day following your receipt, the offer shall be deemed withdrawn if it was not accepted during the 45-day period.

If you do not accept this proposal, Legg Mason will nevertheless proceed with the termination of your employment on the Separation Date. You will not, however, be provided with the Severance Package or the Transition Incentive Payment.
I wish you the best of success and personal and professional fulfillment in the future.

Sincerely,
Joseph A. Sullivan
Chairman and CEO

Date Agreement was given to employee:
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I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, UNDERSTAND IT AND VOLUNTARILY SIGN AND ENTER INTO IT.

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Signature

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Printed Name

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Date

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